EMPLOYMENT AGREEMENT

     This Employment Agreement is made effective as of November 1, 2002, by and between Oncor Electric Delivery Company (the "Employer") and Scott Robert James Longhurst, an individual (the "Employee").

     WHEREAS, Employee is currently employed by Employer's affiliate, TXU Europe Plc ("TXU Europe") pursuant to the provisions of that certain Employment Agreement dated May 8, 2000 ("Previous Employment Agreement"); and

     WHEREAS, Employee is currently on an international assignment with TXU Europe, serving Employer as a seconded employee; and

     WHEREAS, Employee, Employer and TXU Europe desire to affect a transfer of employment of Employee from TXU Europe to Employer, to set forth the terms of such employment herein, and to nullify the Previous Employment Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereby agree as follows.

1. Employment. Employer hereby agrees to employ Employee and Employee hereby agrees to serve Employer, subject to the terms and conditions set forth herein.

2. Term. Employee's employment with Employer will commence as of the date first set forth above and, subject to the provisions of Section 7 hereof relating to payments upon the termination of this Agreement under certain circumstances, this Agreement will terminate at the will of either of the parties hereto upon delivery to the other party of written notice of termination.

3. Initial Title and Duties. Employee will serve Employer as a Senior Vice President and will initially have responsibility for Employer's finance and financial strategy functions. Employee will perform such duties and tasks as he may be called upon by Employer to perform from time to time. Employee will endeavor to promote the business affairs and interests of Employer and will devote all of his working time and attention to Employer.

4. Termination of Previous Employment Agreement. The parties agree that, by entering into this Agreement, the Previous Employment Agreement is hereby terminated in full. Neither party shall have any continuing rights or obligations under the Previous Employment Agreement, except for Employee's continuing obligations under Sections 12, 14, 15 and 16 of the Previous Employment Agreement.

5. Compensation.

     (a) Base Salary. As compensation for his services hereunder, Employee will initially receive a base salary of $17,083.33 per month, payable in equal installments at such periods as are, from time to time, established by Employer as regular payroll periods. Employee's base salary will be subject to adjustment from time to time at the discretion of Employer.


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     (b) Annual Incentive Opportunities. As a Senior Vice President of Employer,
Employee will be eligible to participate in the TXU Annual Incentive Plan, or successor plans, subject to the terms and conditions thereof.

     (c) Long-Term Incentive Opportunities. Employee will be eligible for consideration, from time to time, for awards under the TXU Long-Term Incentive Compensation Plan ("LTICP"), subject to the terms and conditions of the LTICP.

     (d) Employee Benefits. During the period of Employee's employment hereunder, Employee will be entitled to participate in all of Employer's employee benefit plans, arrangements and fringe benefit policies to the extent he is qualified to do so, subject to the terms, conditions and limitations of such plans, arrangements and policies, as they may be amended from time to time. The period of Employee's service with TXU Europe will be included in determining Employee's benefits under Employer's plans, policies and programs, except with respect to determining accredited service under the TXU Retirement Plan. Any benefits to which Employee is entitled by virtue of his participation in plans, programs or schemes sponsored by TXU Europe will be subject to such plans, programs or schemes, and Employer will have no obligations or liability with respect thereto.

6. Transition Provisions From International Assignment Status. The following provisions will apply with respect to Employee's transfer to Employer and the cessation of Employee's international assignment on behalf of TXU Europe:

     (a) Immigration Assistance. Employer will assist Employee in maintaining his work visa for legal employment in the U.S. through the maximum term allowed. In addition, Employer [OPTIONAL] [will cover the legal fees and costs of obtaining permanent residency through Employer's outside legal counsel] or [will provide Employee with a lump sum payment of US$__________ if Employee decides to pursue U.S. permanent resident status]. The parties acknowledge that permanent residency is not guaranteed and carries certain personal obligations of Employee.

     (b) Shipment of Household Goods. Employer will pay for reasonable costs associated with packing, loading, insuring and shipping a reasonable amount of Employee's remaining household goods to Dallas. Customs duties and related fees assessed on household goods will be reimbursed by Employer.

     (c) Housing Assistance. Employee will have 30 days from the effective date of his transfer to Employer to assume payments for Employee's own housing accommodations. After that time, no additional support will be provided for Employee's housing or utility expenses.

     (d) Transportation Assistance. Employee will be eligible to participate in the TXU officer assigned vehicle policy as it may be in effect from time to time.

     (e) Relocation Allowance. As part of the transfer, Employer will provide Employee a one-time relocation allowance of $__________ to aid in Employee's transition from the U.K. to the U.S. The parties understand that this amount is intended to cover any and all miscellaneous settling-in expenses related to Employee's transfer, such as purchase of new appliances or furnishings, housing


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deposits, utility connections, will or power of attorney revision, and similar types of expenses. The income and social security taxes on this allowance will be paid by Employer.

     (f) Foreign Service Premium/ Mobility Premium. Foreign service premium payments associated with Employee's international assignment will cease effective as of the effective date of Employee's transfer to Employer.

     (g) Goods & Services Differential (COLA). As of the effective date of Employee's transfer to Employer, any COLA paid to Employee will immediately be reduced by 50% to the US$ equivalent of GBP 160.17 on your payroll transfer date. This allowance will be reduced by 25% of the original amount after three months and will be discontinued after six months of employment with Employer. Employee will not be eligible for any increases in the COLA. Any income or social security taxes on this allowance will be paid by Employer.

     (h) Tax Assistance. Income tax preparation services will be paid by Employer for the tax year in which Employee becomes localized in the United States, as well as plus the following year if Employer deems it necessary. In the year of Employee's transfer to Employer, Employee's tax equalization obligation will be prorated between the U.K. and U.S. as appropriate. Any subsequent years will be Employee's responsibility.

     (i) Orientation. Employer's Human Resources Department will provide Employee with an orientation to Employer's policies and procedures. Employee will be expected to sign the TXU Code of Conduct and abide by all of Employer's standards and policies. You will also be expected to have a satisfactory drug screen as normally required for U.S. employment.

7. Severance Benefits.

     (a) General. Employee acknowledges and agrees that the severance benefits provided for in this Section 7 shall constitute the exclusive remedy of Employee upon termination of employment under the various circumstances described herein. As a condition to receiving such severance benefits, Employee will be required to execute a release of claims in favor of Employer in a form acceptable to Employer.

     (b) Termination Without Cause. If, during the period commencing with the effective date of this Agreement and ending on the third anniversary of this Agreement, Employee is terminated by Employer without Cause (as defined below), Employee will, in lieu of any other severance benefits which might otherwise be available to Employee, or payments which otherwise would have been made under this Agreement, be eligible to receive the benefits available under Employer's severance plan or policy in effect on the date of such termination subject to the terms and conditions of such plan or policy.

     (c) Other Termination If: (i) during the period commencing with the effective date of this Agreement and ending on the third anniversary of this Agreement, Employee is terminated for Cause or resigns his employment for any reason; or (ii) after the third anniversary of this Agreement, Employee's employment with Employer ceases for any reason, Employee will be entitled to receive base salary through the date of such termination, pay in lieu of any


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unused vacation in accordance with Employer's normal practice, and any benefits to which Employee is entitled under the terms of Employer's employee benefit plans and programs. Additionally, if such termination occurs prior to the earlier of the ultimate expiration of Employee's visa or the time Employee obtains permanent residency in the United States, and such termination is neither for Cause nor upon Employee's resignation, Employer will also, at its expense and in accordance with the parameters set forth in Employer's international assignment policy, relocate Employee and his family to the United Kingdom.

     (d) Definition of Cause. For purposes of this Agreement, the term "Cause" shall mean any one of the following: (i) Employee's failure or refusal to faithfully and diligently carry out the duties of Employee's position with Employer; (ii) a breach of Employee's fiduciary duty to Employer in Employee's capacity as an officer of Employer; (iii) any action or failure to act on the part of Employee which results in injury to the assets, business prospects or reputation of Employer or any Affiliate (as defined below) of Employer; (iv) the appropriation of a material business opportunity of Employer or any Affiliate of Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into by, or on behalf of, Employer; or
(v) Employee's breach of Employer's Code of Conduct or an express employment policy or rule of Employer governing employee conduct.

8. Confidentiality and Nondisclosure.

     (a) Employee understands and agrees that he will be given Confidential Information (as defined below) and Training (as defined below) during his employment with Employer relating to the business of Employer and/or its Affiliates (as defined below). Employee hereby expressly agrees to maintain in strictest confidence and not to use in any way (including without limitation in any future business relationship of Employee), publish, disclose or authorize anyone else to use, publish or disclose in any way, any Confidential Information relating in any manner to the business or affairs of Employer and/or its Affiliates. Employee agrees further not to remove or retain any figures, calculations, letters, documents, lists, papers, or copies thereof, which embody Confidential Information of Employer and/or its Affiliates, and to return, prior to Employee's termination of employment, any such information in Employee's possession. If Employee discovers, or comes into possession of, any such information after his termination he shall promptly return it to Employer. Employee acknowledges that the provisions of this paragraph are consistent with Employer's Code of Conduct with which Employee, as an employee of Employer, is bound.

     (b) For purposes of this Agreement, "Confidential Information" includes, but is not limited to, information in the possession of, prepared by, obtained by, compiled by, or that is used by Employer or any of its Affiliates or customers and (i) is proprietary to, about, or created by Employer or its Affiliates or customers; (ii) gives Employer or its Affiliates or customers some competitive business advantage, the opportunity of obtaining such advantage, or disclosure of which might be detrimental to the interests of Employer or its Affiliates or customers; and (iii) is not typically disclosed by Employer or its Affiliates or customers, or known by persons who are not employed by Employer or its Affiliates or customers. Without in any way limiting the foregoing and by way of example, Confidential Information shall include information not available to the general public pertaining to Employer's financial records and forecasts,


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matters relating to the establishment and support of rates, customer information, strategic planning initiatives, and quantitative and qualitative business models relating to Employer's business.

     (c) For purposes of this Agreement, "Training" includes, but is not limited to, specialized and valuable training regarding Confidential Information.

     (d) For purposes of this Agreement, "Affiliate" shall mean any person, or entity (or subunit of an entity) that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with Employer.

9. Non-Compete and Non-Solicitation. Employee acknowledges and agrees that: (1) in order to perform his obligations and job duties for Employer, Employee will gain Training and access to Confidential Information regarding Employer and/or its Affiliates or customers; (2) use of such Confidential Information in competition with Employer and/or its Affiliates or customers would be detrimental to the business interests of Employer and/or its Affiliates or customers; and (3) Employee would not have been allowed to gain access to Confidential Information, or to provide the obligations and job duties contemplated under this Agreement without his promises and agreements contained in the following paragraph. Employee also acknowledges and agrees that the services he will be performing for Employer, and the Confidential Information and Training he will be provided, may relate to Employer's, and its Affiliate's, strategies, processes and operations throughout the United States and may not be limited to any specific United States geographic location within which TXU Corp., or any of its Affiliates, conducts business.

     Employee agrees that, during his employment with Employer, and for a period of one (1) year thereafter, Employee shall not, directly or indirectly, either as an employee, employer, independent contractor, consultant, agent, principal, partner, stockholder, officer, director, or in any other individual or representative capacity, either for his own benefit or the benefit of any other person or entity: (1) engage or participate in a business which is engaged in, or conducts, a business which competes, in a material manner, with the business of Employer or its Affiliates; (2) contact, solicit or attempt to solicit the business or patronage of any of Employer's (or an Affiliate's) customers, or prospective customers, or any person, firm, corporation, company, partnership, association or entity which was contacted or whose business was solicited, serviced or maintained by Employer (or its Affiliates) during the term of Employee's employment with Employer; or (3) solicit, recruit, induce, encourage or in any way cause any employee of Employer (or an Affiliate) to terminate his employment with Employer (or such Affiliate).

10. Injunctive Relief. Because of the unique nature of the business to be conducted by Employer and its Affiliates and the Confidential Information relating thereto, Employee acknowledges, understands and agrees that Employer and/or its Affiliates will suffer immediate and irreparable harm if Employee fails to comply with any of his obligations under Sections 8 and 9 of this Agreement, and that monetary damages alone will be inadequate to compensate Employer or its Affiliates for any such breach. Accordingly, Employee agrees that Employer and/or its Affiliates shall, in addition to any other remedies available to it at law or in equity, be entitled to temporary, preliminary, and permanent injunctive relief and specific performance to enforce the terms of Sections 8 and 9 without the necessity of proving inadequacy of legal remedies or irreparable harm or posting bond.


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11. Deductions and Nonalienation of Benefits. Employee shall be required to pay promptly on demand, by payroll deduction or otherwise, the amount required to be withheld by Employer for income and employment taxes in respect of amounts paid under this Agreement. No right, benefit or payment hereunder shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be null and void. No right, benefit or payment hereunder shall in any manner be subject, voluntarily or involuntarily, to the debts, contracts, liabilities or torts of Employee or be otherwise subject to any execution, garnishment, attachment, insolvency, bankruptcy or legal proceedings of any character or legal sequestration, levy or sale. If Employee or any other beneficiary hereunder shall become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right, benefit or payment hereunder, such right, benefit or payment may be terminated at any time by Employer without liability or further obligation.

12. Employer's Right to Modify Employee Benefit Plans. Nothing in this Agreement shall be construed as a limitation on the absolute right of Employer, at any time and from time to time at its sole discretion, to amend or modify, in whole or in part, or to terminate, any employee benefit plan, program or policy sponsored or maintained by Employer. Any plan or program which is specifically referenced herein shall be deemed to include any successor plan or program or any similar plan or program adopted and maintained by Employer to provide Employee with the same or similar economic and other benefits provided for under such specifically referenced plan or program.

13. Entire Agreement. This Agreement contains the complete understanding and agreement between the parties and supersedes any and all other agreements, understandings, or communications of any kind, either oral or in writing, between the parties hereto with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise with respect to the subject matter of this Agreement shall be valid or binding. Subject to the provisions of Section 7 hereof regarding certain payments and benefits upon a termination satisfying the criteria set forth in such section, nothing in this Agreement shall be construed as conferring any right upon Employee to continued employment by Employer. Any modification of this Agreement will be effective only if it is in writing signed by both of the parties hereto.

14. Severability. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, such provisions shall be reformed so as to be enforceable, and the remaining provisions of this Agreement shall continue in full force without being impaired or invalidated in any way.

15. Survival. The parties hereby acknowledge and agree that certain provisions of this Agreement are, by their nature, intended to survive this Agreement and the parties agree that all of such provisions shall survive Employee's termination of employment, regardless of the reason for such termination. Employee acknowledges and agrees that the covenants and restrictions in Sections


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8 and 9 of this Agreement are reasonable and necessary due to the highly competitive, confidential and proprietary nature of the services to be performed by Employee hereunder.

16. Successors. This Agreement shall be binding upon and inure to the benefit of Employee, his heirs, beneficiaries and personal representatives, and Employer and any successor or assignee of Employer, but neither this Agreement, nor any of the rights or obligations of either party hereunder may be assigned, in whole or in part, except Employer may assign this Agreement to any affiliate of Employer. Employer will seek to obtain the written acknowledgment and assumption of this Agreement by any successor of Employer prior to any transaction or event pursuant to which such successor becomes the successor to Employer. Whether or not such written acknowledgment and assumption is given, this Agreement shall be binding on such successor and its assignees.

17. Notices. Any notices to be given hereunder by either party to the other may be effected by personal delivery in writing, by facsimile or by mail, registered or certified, postage prepaid to the current address of the other party with return receipt requested. Notices delivered personally or by facsimile shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three (3) days after mailing.

18. Further Assurances. The parties agree to perform any further acts and to execute and deliver any further documents which may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

19. Entirety of Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces any and all prior negotiations, understandings or agreements, whether written or oral.

20. Governing Law. This Agreement has been made, delivered and is to be performed, in whole or in part, in Dallas County, Texas. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Venue for any action arising out of or relating to this Agreement shall be Dallas County, Texas.

     EXECUTED effective as of the first date set forth above.

                                         EMPLOYER:
                                         ONCOR ELECTRIC DELIVERY COMPANY


                                         By: /s/ T. L. Baker
                                             -----------------------------------
                                                 T. L. Baker, President


                                         EMPLOYEE:


                                         /s/ Scott Robert James Longhurst
                                         ---------------------------------------
                                             Scott Robert James Longhurst


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